Exhibit 99.1

News Release

For Immediate Release

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2007 Second Quarter Earnings

Affirms Full-Year Revenue Guidance of $433-$437 Million;

Increases Full-Year Non-GAAP EPS Guidance to $0.88-$0.89

IRVINE, Calif., July 25, 2007 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its second quarter ended June 30, 2007. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Total second quarter revenues reached an all-time quarterly high of $105.7 million, increasing more than 6% when compared to total revenues of $99.5 million in the 2006 second quarter. Total second quarter revenues benefited slightly by incremental revenue of approximately $1.3 million from a mid-May 2007 acquisition by Epicor of the Epicor Division of an Australian reseller, Professional Advantage1. Second quarter GAAP net income was $6.3 million, or $0.11 per diluted share, compared to $7.1 million, or $0.12 per diluted share in the 2006 second quarter. The reseller acquisition was slightly dilutive to GAAP net income. The 2007 second quarter tax rate was 37.2%. The Company’s actual cash tax rate for the second quarter was approximately 11%.

2007 second quarter non-GAAP net income was $12 million, or $0.21 per diluted share, compared to non-GAAP net income of $11.2 million, or $0.20 per diluted share, in the 2006 second quarter. The reseller acquisition was slightly dilutive to non-GAAP net income. In addition to excluding amortization and stock-based compensation expense, non-GAAP earnings for the 2007 second quarter also excludes a write-off of capitalized debt issuance costs that resulted from the Company’s pay-off of an outstanding term loan with proceeds from the convertible financing in May 2007, all net of tax.

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Epicor chairman and CEO George Klaus commented, “We had a solid second quarter with the highest total quarterly revenues in the Company’s history and our third consecutive $100 million+ revenue quarter. Total revenue and GAAP and non-GAAP EPS were in-line with the guidance provided in April. We also had very strong cash flow from operations of more than $14 million during the quarter. These results benefited from solid year-over-year maintenance revenue growth of nearly 6% and strong consulting revenue year-over-year growth of 25%, but were tempered by NLR year-over-year growth of approximately 5%, as well as lower than expected hardware revenues.

“As you saw last quarter when the Company’s top line benefited from approximately $3 million in additional hardware revenue above our expectations, and as demonstrated in our quarterly results for 2006, the hardware business that accompanies our retail solutions can be unpredictable,” Klaus said. “This unpredictability led to 2007 second quarter hardware revenue coming in approximately $2.5 million under our expectations. It is important to note that when hardware and other revenue is excluded from our 2007 and 2006 second quarter revenues, total revenue for the 2007 second quarter increased by more than 11% year-over-year. Hardware represents lower margin business and the impact to the bottom line of any quarterly variance is generally minimal, however, it is an important part of our retail business strategy as it goes hand-in-hand with many of our retail solutions.

“Robust sales of Vantage 8 drove domestic NLR growth in excess of 12%, despite a year-over-year decline in sales in the retail vertical of approximately 3.5%,” Klaus continued. “Strong Vantage contribution is a very important metric as the Vantage product already leverages some key elements of the go-forward technology platform for our converged product, Epicor 9. The decline in the retail vertical sales was due to a couple of large contracts that were expected to close in the second quarter, but were delayed into the third quarter. The retail contracts that slipped are expected to close later this week and we are expecting a solid second half of the year from this vertical.

“Additionally,” he said, “we experienced lower than anticipated contribution from international NLR – specifically from new name sales in our United Kingdom region. We had a large pipeline for this region going into the quarter, but our close rates were not what we expected on new name deals. It is important to note that NLR sales into our existing UK customer base, as well as consulting and maintenance revenues met or exceeded our expectations for the quarter.

“Pipelines remain strong in all geographies,” Klaus said, “however, based on the lower than expected contribution from our UK new business sales, our current outlook is for

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international NLR to grow at approximately 9% to 10% for the full-year, causing us to slightly adjust our 2007 full-year total NLR growth expectations to 10% to 12% (from 13% to 15%). In light of our new NLR growth projections, we have taken what we believe are prudent steps to reduce operating costs across the Company to align our operating structure with our revenue expectations.

“Importantly, and as evidenced this quarter in our solid EPS performance,” Klaus said, “we are beginning to experience leverage in our operating model, with adjusted EBITDA margins improving sequentially by nearly 300 basis points to 15.7% in the second quarter. This operating leverage and the reduction in operating expenses we have implemented, combined with our expectations over the course of the second half of 2007 for double digit NLR growth, second half improvement in our consulting margins and very solid growth in maintenance revenues, is expected to drive a 400 to 500 basis points improvement in our adjusted EBITDA margin during the second half of the 2007 year, when compared to the first half of 2007. We also believe we will continue to experience excellent leverage into 2008 with adjusted EBITDA margins improving an additional 150 to 200 basis points over the course of the 2008 year.”

Revenue by Segment

NLR grew just under 5% to $25.1 million, when compared to NLR of $24.0 million in the year earlier period. The 2007 second quarter’s NLR revenue growth was led by a strong year-over-year increase domestically, but was slowed by retail deal slippage and lower than anticipated international contribution. 2007 second quarter NLR did benefit by approximately $0.3 million from the reseller acquisition.

Consulting revenue was up significantly in the second quarter to a record $34.1 million, an increase of 25% when compared to consulting revenues of $27.3 million in the 2006 second quarter. 2007 second quarter consulting revenue was bolstered by undertaking larger engagements, which are being driven by strong new Vantage sales, as well as by the Company’s efforts in building a larger professional services team and an uptake in the Company’s strategic objective to provide higher margin professional services, such as managed services and hosting. 2007 second quarter consulting revenue benefited from approximately $0.8 million as a result of the reseller acquisition.

Maintenance revenue for the second quarter also experienced solid growth, with 95% customer retention driving record maintenance revenues of $39.7 million, a nearly 6% increase compared to maintenance revenues of $37.5 million in the 2006 second quarter. 2007 second quarter maintenance revenue includes approximately $0.1 million as a result of the reseller

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acquisition. Maintenance contribution from the acquisition is lower in the first year post-acquisition due to the application of purchase accounting rules, which generally result in reductions in deferred maintenance revenue.

Hardware and other revenue for the second quarter was $6.8 million, down from $10.7 million in the prior year’s second quarter.

Excluding hardware and other revenue for the 2007 second quarter of $6.8 million, second quarter total revenue increased more than 11% to $98.9 million when compared to 2006 second quarter total revenue of $88.8 million, excluding $10.7 million in hardware and other revenue.

Balance Sheet Summary

The Company’s balance sheet at June 30, 2007 included cash and cash equivalents and short-term investments of $196.5 million, which benefited from excellent cash flow from operations of more than $14 million during the quarter and approximately $222 million in net cash from the Company’s convertible note offering in May 2007. The Company’s total long-term debt balance as of June 30, 2007 was $230.1 million, consisting primarily of the $230 million obligation to holders of the Company’s convertible bonds. The Company paid $16.3 million in cash, including transaction costs, for the reseller acquisition in May 2007.

At the end of the 2007 second quarter, net accounts receivable was approximately $82.5 million. Days sales outstanding (DSOs) was 71, up from 68 in the first quarter of 2007. Working capital increased to $189.8 million at the end of the 2007 second quarter, up from $67.6 million at the end of the 2007 first quarter. Deferred revenue was $63.6 million.

2007 Third Quarter and Full-Year Guidance

The Company is reaffirming its 2007 full-year total revenue guidance last issued on April 25, 2007. Specifically, total revenue for the 2007 year is expected to be in the range of $433 to $437 million. The Company’s full-year guidance includes expectations for incremental 2007 second half total revenue contribution from its acquisition of the reseller of approximately $3.5 million, which includes approximately $0.5 million in NLR. The acquisition is expected to be slightly dilutive to GAAP and non-GAAP net income in the 2007 second half of the year. The acquisition has been integrated into Epicor’s operations and the Company will not be separately reporting revenues or earnings from this acquisition in any subsequent quarters.

The Company is increasing its 2007 full-year GAAP net income and non-GAAP earnings per diluted share guidance. The Company now expects its 2007 GAAP net income to be in the

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range of $30 to $31 million, an increase of 26% to 30% over 2006 GAAP net income of $23.8 million. Non-GAAP earnings per share for the 2007 full-year are now expected to be in the range of $0.88 to $0.89, compared to the Company’s earlier guidance of $0.85 to $0.87. 2007 full-year non-GAAP guidance includes the Company’s expectations for accretion of approximately $0.03 in the second half of the 2007 year from the Company’s convertible note offering in May 2007.

The Company’s full-year 2007 non-GAAP net income guidance excludes current expectations for full-year amortization of intangible assets of approximately $11.1 million and full-year stock based compensation expense of approximately $9.5 million, each net of tax. 2007 full-year non-GAAP earnings per share expectations assume a weighted average share count of 58.1 million shares. Expected earnings results presume an effective tax rate of approximately 37.2%, with a cash tax provision of approximately 11% for the 2007 year.

For the 2007 third quarter, the Company expects revenue in the range of $107 to $109 million, which includes expectations for hardware and other revenue of $8 million. NLR revenue for the 2007 third quarter is expected to increase 10% to 13% over 2006 third quarter NLR. Non-GAAP earnings are expected to be $0.22 to $0.23 per diluted share, with GAAP earnings of approximately $0.14 to $0.15 per diluted share. The reseller acquisition is expected to be slightly dilutive to GAAP and non-GAAP net income for the 2007 third quarter.

The Company’s 2007 third quarter non-GAAP earnings guidance excludes current expectations for third quarter amortization of intangible assets of approximately $2.9 million and stock based compensation expense of approximately $2.3 million, each net of tax. 2007 third quarter earnings per share expectations assume a weighted average share count of 58.1 million shares.

Conference Call Information

The Company will hold an investor and analyst conference call at 9:00 a.m. ET/6:00 a.m. PT on Wednesday, July 25, 2007.

When:	Wednesday, July 25, 2007
Time:	9:00 a.m. ET/6:00 a.m. PT
Dial in:	+1 (888) 802-2269 or outside the U.S. +1 (913) 312-1272
Conf ID:	Epicor 2007 Second Quarter Earnings Call

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On the call, George Klaus, chairman and CEO, Mark Duffell, president and COO, and Michael Piraino, executive vice president and CFO, will review second quarter earnings and the Company’s outlook for the 2007 third quarter and full-year. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the Company’s Web site.

1On May 16, 2007, Epicor expanded its direct presence in Australia with the acquisition of the Epicor Division of value-added reseller and consulting services partner, Melbourne-based Professional Advantage in an all-cash transaction valued at $16 million USD. Under the terms of the agreement, Epicor has acquired the employees, vertical market software extensions, customer contracts, and other related intellectual property of Professional Advantage’s Epicor Division. All senior managers from the Epicor Division have joined Epicor in conjunction with the acquisition. Since 1996, Professional Advantage has consistently been one of Epicor’s most successful reseller partners and has been awarded Epicor’s Worldwide Partner of the Year award four out of the past five years. Focused on providing mission critical software and services to midmarket companies throughout Australia, the Epicor Division of Professional Advantage currently services and supports approximately 200 customers utilizing Epicor’s ERP solutions.

About Epicor Software Corporation

Epicor, named one of FORTUNE magazine’s 100 Fastest-Growing Companies in 2006, is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to midmarket companies and divisions of the Global 1000. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), tax rates, sales pipelines and opportunities, target market, customer renewal rates, product release dates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the

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statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2006 at pages 21-28. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measure. The Company uses a non-GAAP earnings measure in its public statements. Management believes this non-GAAP measure helps indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses this non-GAAP measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP earnings measure for 2006 used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets and stock based compensation expense, each net of tax. The non-GAAP earnings measure for the first six months of 2007 used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets, stock based compensation expense, debt issuance fees write-off, restructuring charges, and a gain from the sale of a non-strategic asset, each net of tax. The non-GAAP earnings measure for the 2007 second quarter used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets, stock based compensation expense, and debt issuance fees write-off, each net of tax. Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock based compensation. Management believes that it is appropriate to exclude the gain related to the sale of the Company’s Russia-based payroll bureau, because this additional income as a result of the asset sale is not related to the Company’s ongoing business operations. Finally, management believes it is appropriate to exclude the write-off of capitalized debt issuance costs that resulted from the Company’s pay-off of an outstanding term loan with proceeds from the convertible financing in May 2007 and the restructuring charges because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$194,522	$70,178
Short-term investments	1,973	—
Accounts receivable, net	82,532	83,965
Deferred income taxes	17,733	17,909
Inventory, net	6,500	4,885
Prepaid expenses and other current assets	7,012	7,587

Total current assets	310,272	184,524

Property and equipment, net	12,770	12,251
Deferred income taxes	21,797	19,836
Intangible assets, net	54,910	56,209
Goodwill	173,694	163,360
Other assets	12,783	5,710

Total assets	$586,226	$441,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,879	$14,298
Accrued expenses	43,168	50,919
Current portion of accrued restructuring costs	914	795
Current portion of long-term debt	72	1,102
Current portion of deferred revenue	62,411	63,726

Total current liabilities	120,444	130,840

Long-term debt, less current portion	230,143	98,273
Long-term portion of accrued restructuring costs	670	876
Long-term portion of deferred revenue	1,148	1,271
Long-term deferred income and other taxes	8,152	2,010

Total long-term liabilities	240,113	102,430

Stockholders’ equity:
Common stock	60	59
Additional paid-in capital	360,010	350,605
Less: treasury stock at cost	(13,634)	(10,895)
Accumulated other comprehensive loss	(164)	(954)
Accumulated deficit	(120,603)	(130,195)

Total stockholders’ equity	225,669	208,620

Total liabilities and stockholders’ equity	$586,226	$441,890

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EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
License fees	$25,103	$23,995	$47,135	$43,306
Consulting	34,100	27,270	66,823	52,228
Maintenance	39,700	37,533	78,753	73,702
Hardware and other	6,803	10,744	14,324	14,784

Total revenues	105,706	99,542	207,035	184,020

Cost of revenues	47,877	44,034	95,055	79,795
Amortization of intangible assets	4,304	4,249	8,486	8,494

Total cost of revenues	52,181	48,283	103,541	88,289

Gross profit	53,525	51,259	103,494	95,731

Operating expenses:
Sales and marketing	18,817	16,422	37,445	31,423
Software development	9,571	8,844	18,250	17,176
General and administrative	14,425	13,080	29,834	25,322
Restructuring charges	—	—	221	—

Total operating expenses	42,813	38,346	85,750	73,921

Income from operations	10,712	12,913	17,744	21,810
Gain on sale of a non-strategic asset	—	—	1,579	—
Interest expense	(2,725)	(2,327)	(4,852)	(4,211)
Interest and other income, net	2,023	910	2,592	1,196

Income before income taxes	10,010	11,496	17,063	18,795
Provision for income taxes	3,719	4,411	6,339	7,148

Net income	$6,291	$7,085	$10,724	$11,647

Net income per share:
Basic	$0.11	$0.13	$0.19	$0.21
Diluted	$0.11	$0.12	$0.19	$0.21

Weighted average common shares outstanding:
Basic	57,039	55,763	56,854	55,683
Diluted	57,881	56,950	57,804	56,795

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EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$6,291	$7,085	$10,724	$11,647

Add back, net of tax:
Amortization of intangible assets	2,745	2,795	5,402	5,629
Stock-based compensation expense	2,430	1,308	4,899	1,899
Debt issuance fees write off	529	—	529	—
Restructuring charges	—	—	139	—
Gain on sale of a non-strategic asset	—	—	(992)	—

Non-GAAP earnings	$11,995	$11,188	$20,701	$19,175

Non-GAAP earnings per diluted share	$0.21	$0.20	$0.36	$0.34

Weighted average common shares outstanding:
Diluted	57,881	56,950	57,804	56,795

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EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total revenues	$105,706	$99,542	$207,035	$184,020

Net income	$6,291	$7,085	$10,724	$11,647
Income taxes	3,719	4,411	6,339	7,148
Interest expense	2,725	2,327	4,852	4,211
Amortization	4,367	4,535	8,595	9,083
Depreciation	1,482	1,365	2,996	2,776
Foreign exchange gain	(186)	(557)	(157)	(544)
Restructure charges	—	—	221	—
Gain on sale of a non-strategic asset	—	—	(1,579)	—
Interest income	(1,734)	(384)	(2,305)	(640)
Other	(103)	30	(131)	(12)

Adjusted EBITDA	$16,561	$18,812	$29,555	$33,669

Adjusted EBITDA percent of total revenues	15.7%	18.9%	14.3%	18.3%